Exhibit (k)(5)

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is made and effective as of August 4, 2020 (the “Effective Date”) by and between Prospect Capital Investment Management, LLC, a Delaware limited liability company (the “Licensor”), and Prospect Flexible Income Fund Inc., a Maryland corporation (the “Licensee”) (each a “party,” and collectively, the “parties”).

RECITALS

WHEREAS, Licensor has certain common law rights in the trade name “Prospect” (the “Licensed Name”);

WHEREAS, Licensor has registered the Licensed Name as a trademark in the United States;

WHEREAS, the Licensee is an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended;

WHEREAS, pursuant to the Investment Advisory Agreement, dated as of March 31, 2019, by and between Prospect Flexible Income Management, LLC, a Delaware limited liability company (the “Adviser”), and the Licensee (the “Advisory Agreement”), the Licensee has engaged the Adviser to act as the investment adviser to the Licensee;

WHEREAS, the Adviser is an indirect affiliate of the Licensor; and

WHEREAS, the Licensee desires to use the Licensed Name in connection with the operation of its business, and the Licensor is willing to permit the Licensee to use the Licensed Name, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

LICENSE GRANT

1.1 License.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to the Licensee, and the Licensee hereby accepts from Licensor, a personal, non-exclusive, royalty-free right and license to use the Licensed Name solely and exclusively as an element of the Licensee’s own company name and in connection with the conduct of its business.  Except as provided above, neither the Licensee nor any affiliate, owner, director, officer, employee, or agent thereof shall otherwise use the Licensed Name or any derivative thereof without the prior express written consent of the Licensor to be provided in Licensor’s sole and absolute discretion.  All rights not expressly granted to the Licensee hereunder shall remain the exclusive property of Licensor.

1.2 Licensor’s Use.  Nothing in this Agreement shall preclude Licensor, its affiliates, or any of its respective successors or assigns from using or permitting other entities to use the Licensed Name whether or not such entity directly or indirectly competes or conflicts with the Licensee’s business in any manner.

ARTICLE 2

OWNERSHIP

2.1 Ownership.  The Licensee acknowledges and agrees that Licensor is the owner of all right, title, and interest in and to the Licensed Name, and all such right, title, and interest shall remain with the Licensor.  The Licensee shall not otherwise contest, dispute, or challenge Licensor’s right, title, and interest in and to the Licensed Name.

2.2 Goodwill.  All goodwill and reputation generated by Licensee’s use of the Licensed Name shall inure to the benefit of Licensor.  The Licensee shall not by any act or omission use the Licensed Name in any manner that disparages or reflects adversely on Licensor or its business or reputation.  Except as expressly provided herein, neither party may use any trademark or service mark of the other party without that party’s prior written consent, which consent shall be given or withheld in that party’s sole discretion.

ARTICLE 3

COMPLIANCE

3.1 Quality Control.  In order to preserve the inherent value of the Licensed Name, the Licensee agrees to use reasonable efforts to ensure that it maintains the quality of the Licensee’s business and the operation thereof equal to the standards prevailing in the operation of the Licensor’s and the Licensee’s business as of the date of this Agreement.  The Licensee further agrees to use the Licensed Name in accordance with such quality standards as may be reasonably established by Licensor and communicated to the Licensee from time to time in writing, or as may be agreed to by Licensor and the Licensee from time to time in writing.

3.2 Compliance With Laws.  The Licensee agrees that the business operated by it in connection with the Licensed Name shall comply in all material respects with all laws, rules, regulations, and requirements of any governmental body in the United States of America (the “Territory”) or elsewhere as may be applicable to the operation, advertising, and promotion of the business, and that it shall notify Licensor of any action that must be taken by the Licensee to comply with such law, rules, regulations, or requirements.

3.3 Notification of Infringement.  Each party shall immediately notify the other party and provide to the other party all relevant background facts upon becoming aware of (i) any registrations of, or applications for registration of, marks in the Territory that do or may conflict with the Licensed Name, and (ii) any infringements, imitations, or illegal use or misuse of the Licensed Name in the Territory.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Mutual Representations.  Each party hereby represents and warrants to the other party as follows:

(a) Due Authorization.  Such party is duly formed or incorporated, as applicable, and in good standing as of the Effective Date, and the execution, delivery and performance of this Agreement by such party have been duly authorized by all necessary action on the part of such party.

(b) Due Execution.  This Agreement has been duly executed and delivered by such party and, with due authorization, execution, and delivery by the other party, constitutes a legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.

(c) No Conflict.  Such party’s execution, delivery, and performance of this Agreement does not: (i) violate, conflict with or result in the breach of any provision of the charter, bylaws or similar organizational documents of such party; (ii) conflict with or violate any law or governmental order applicable to such party or any of its assets, properties, or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of any contract, agreement, lease, sublease, license, permit, franchise, or other instrument or arrangement to which it is a party.

ARTICLE 5

TERM AND TERMINATION

5.1 Term.  This Agreement shall remain in effect only for so long as an affiliate of the Licensor remains the Licensee’s investment adviser and may be terminated by either part upon sixty (60) days’ written notice to the other party.

5.2 Upon Termination.  Upon expiration or termination of this Agreement, all rights granted to the Licensee under this Agreement with respect to the Licensed Name shall cease, and the Licensee shall immediately discontinue use of the Licensed Name.

ARTICLE 6

MISCELLANEOUS

6.1 Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign, delegate, or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party; provided, however, that the Licensor may assign this Agreement to an affiliate without Licensee’s consent.  No assignment by either party permitted hereunder shall relieve the applicable party of its obligations under this Agreement.  Any assignment by either party in accordance with the terms of this Agreement shall be pursuant to a written assignment agreement in which the assignee expressly assumes the assigning party’s rights and obligations hereunder. Notwithstanding anything to the contrary contained in this Agreement, the rights and obligations of the Licensee under this Agreement shall be deemed to be assigned to a newly-formed entity in the event of the merger of the Licensee into, or conveyance of all of the assets of the Licensee to, such newly-formed entity; provided, further, however, that the sole purpose of that merger or conveyance is to effect a mere change in the Licensee’s legal form into another limited liability entity.

6.2 Independent Contractor.  This Agreement does not give any party, or permit any party to represent that it has any power, right, or authority to bind the other party to any obligation or liability, or to assume or create any obligation or liability on behalf of the other party.

6.3 Notices.  All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the other party at its principal office.

6.4 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regarding the conflicts of law principles or rules thereof to the extent such principles would require or permit the application of the laws of another jurisdiction. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

6.5 Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by all parties hereto.

6.6 No Waiver.  The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

6.7 Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

6.8 Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

6.9 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.  Any party may deliver an executed copy of this Agreement and of any documents contemplated hereby by facsimile or other electronic transmission to another party and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

6.10 Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to such subject matter.

6.11 Third-Party Beneficiaries.  Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

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IN WITNESS WHEREOF, each party has caused this Agreement to be executed as of the Effective Date by its duly authorized officer.

LICENSOR:

Prospect Capital Investment Management, LLC

By:	/s/ John F. Barry III
Name: John F. Barry III
Title: Authorized Signatory

LICENSEE:

Prospect Flexible Income Fund, Inc.

By:	/s/ M. Grier Eliasek
Name: M. Grier Eliasek
Title: Chief Executive Officer and President